CUSIP No. 218875 10 2

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )

                                   Corio, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   218875 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 14 pages

CUSIP No. 218875 10 2

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock IX Limited Partnership

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
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4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

                           5.   Sole Voting Power                    -2,863,615-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                          -0-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power               -2,863,615-
                           -----------------------------------------------------

                           8.   Shared Dispositive Power                     -0-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -2,863,615-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                      4.7%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              PN
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                               Page 2 of 14 pages

CUSIP No. 218875 10 2

--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock IX GP Limited Partnership

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

                           5.   Sole Voting Power                    -2,863,615-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                          -0-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power               -2,863,615-
                           -----------------------------------------------------

                           8.   Shared Dispositive Power                     -0-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -2,863,615-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                      4.7%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              PN
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                               Page 3 of 14 pages

CUSIP No. 218875 10 2

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William W. Helman

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                          United States
--------------------------------------------------------------------------------

                           5.   Sole Voting Power                            -0-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                  -3,303,928-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power                      -0--
                           -----------------------------------------------------

                           8.   Shared Dispositive Power                     -0-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -3,303,928-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                      5.4%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              IN
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                               Page 4 of 14 pages

CUSIP No. 218875 10 2

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William S. Kaiser

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                          United States
--------------------------------------------------------------------------------

                           5.   Sole Voting Power                            -0-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                 -2,863,615--
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power                       -0-
                           -----------------------------------------------------

                           8.   Shared Dispositive Power                     -0-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -2,863,615-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                      4.7%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              IN
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                               Page 5 of 14 pages

CUSIP No. 218875 10 2

--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock XI Limited Partnership

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

                           5.   Sole Voting Power                      -428,379-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                          -0-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power                -428,379--
                           -----------------------------------------------------

                           8.   Shared Dispositive Power                     -0-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -428,279-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                      0.7%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              PN
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                               Page 6 of 14 pages

CUSIP No. 218875 10 2

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock XI-A Limited Partnership

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

                           5.   Sole Voting Power                      -11,934--
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                          -0-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power                 -11,934--
                           -----------------------------------------------------

                           8.   Shared Dispositive Power                     -0-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -11,934--
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                      0.0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              PN
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                               Page 7 of 14 pages

CUSIP No. 218875 10 2

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock XI GP Limited Partnership

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

                           5.   Sole Voting Power                      -440,313-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                          -0-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power                 -440,313-
                           -----------------------------------------------------

                           8.   Shared Dispositive Power                     -0-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -440,313-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                      0.7%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              PN
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                               Page 8 of 14 pages

CUSIP No. 218875 10 2

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Aneel Bhusri

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                          United States
--------------------------------------------------------------------------------

                           5.   Sole Voting Power                            -0-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                    -440,313-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power                       -0-
                           -----------------------------------------------------

                           8.   Shared Dispositive Power                     -0-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -440,313-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                      0.7%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              IN
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                               Page 9 of 14 pages

CUSIP No. 218875 10 2

Item 1(a)         Name of Issuer:

                  Corio, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  959 Skyway Road, Suite 100
                  San Carlos, CA 94070

Item 2(a)         Name of Person Filing:

                  Greylock IX Limited Partnership ("GIXLP"); Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; Greylock XI Limited Partnership ("GXILP"); Greylock XI-A Limited Partnership ("GXIALP"); Greylock XI GP Limited Partnership ("GXIGPLP"), the General Partner of GXILP and GXIALP; William W. Helman and William S. Kaiser, each Co-Managing General Partners of GIXGPLP (each a "Co-Managing Partner"); and William W. Helman and Aneel Bhusri, each Co-Managing General Partners of GXIGPLP (each a "Co-Managing Partner").

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address of the reporting persons is:

                  880 Winter Street
                  Waltham, MA 02451

Item 2(c)         Citizenship:

                  GIXLP is a limited partnership organized under the laws of the State of Delaware.
                  GIXGPLP is a limited partnership organized under the laws of the State of Delaware.
                  GXILP is a limited partnership organized under the laws of the State of Delaware.
                  GXIALP is a limited partnership organized under the laws of the State of Delaware.
                  GXIGPLP is a limited partnership organized under the laws of the State of Delaware.
                  Each of Mr. Helman, Mr. Kaiser and Mr. Bhusri is a citizen of the United States.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share (the "Common Stock").

Item 2(e)         CUSIP Number:

                  218875 10 2

Item 3            Description of Person Filing:

                  Not applicable.

Item 4            Ownership(1):

                  (a)      Amount Beneficially Owned:

----------------------
(1) As of December 31, 2003.

                               Page 10 of 14 pages

CUSIP NO. 218875 10 2

                           GIXLP is the record holder of 2,863,615 shares of Common Stock and may be deemed to beneficially own the 2,863,615 shares of Common Stock held of record by it. GIXGPLP as General Partner of GIXLP, may be deemed to beneficially own the 2,863,615 shares of Common Stock held of record by GIXLP. GXILP is the record holder of 428,379 shares of Common Stock and may be deemed to beneficially own the 428,379 shares of Common Stock held of record by it. GXIALP is the record holder of 11,934 shares of Common Stock and may be deemed to beneficially own 11,934 shares of Common Stock held of record by it. GXIGPLP as the General Partner of GXILP and GXIALP, may be deemed to beneficially own the 440,313 shares of Common Stock held of record by GXILP and GXIALP. Each of Mr. Helman and Mr. Kaiser, as Co-Managing General Partner of GIXGPLP, may be deemed to beneficially own the 2,863,615 shares of Common Stock held of record by GIXLP. Mr. Helman and Mr. Bhusri, as Co-Managing General Partners of GXIGPLP, may be deemed to beneficially own the 440,313 shares of Common Stock held of record by GXILP and GXIALP.

                           The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

                  (b)      Percent of Class:

GIXLP:           4.7%
GIXGPLP:         4.7%
GXILP:           0.7%
GXIALP:          0.0%
GXIGPLP:         0.7%
Mr. Helman:      5.4%
Mr. Kaiser:      4.7%
Mr. Bhusri:      0.7%

                  (c)      Number of Shares as to which the Person has:

                           (i) sole voting power; (ii) shared voting power;
                           (iii) sole dispositive power; (iv) shared dispositive power:

                           GIXLP may be deemed to have sole power to vote and dispose of 2,863,615 shares of Common Stock. GIXGPLP, as General Partner of GIXLP, may be deemed to have sole power to vote and dispose of the 2,863,615 shares of Common Stock held of record by GIXLP. Each of Mr. Helman and Mr. Kaiser, as Co-Managing General Partners of GIXGPLP, may be deemed to share power to vote and dispose of the 2,863,615 shares of Common Stock held of record by GIXLP. GXILP may be deemed to have sole power to vote and dispose of 428,379 shares of Common Stock. GXIALP may be deemed to have sole power to vote and dispose of 11,934 shares of Common Stock. GXIGPLP, as General Partner of GXILP and GXIALP, may be deemed to have sole power to vote and dispose of the 440,313 shares of Common Stock held of record by GXILP and GXIALP. Each of Mr. Helman and Mr. Bhusri, as Co-Managing General Partners of GXIGPLP, may be deemed to share power to vote and dispose of the 440,313 shares of Common Stock held of record by GXILP and GXIALP.

                               Page 11 of 14 pages

CUSIP No. 218875 10 2

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  Not applicable.

                               Page 12 of 14 pages

CUSIP No. 218875 10 2

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED: February 11, 2004.

                                         GREYLOCK IX LIMITED PARTNERSHIP

                                         By: Greylock IX GP Limited Partnership
                                             General Partner

                                             By: /s/ William W. Helman
                                                --------------------------------
                                                William W. Helman
                                                Co-Managing General Partner

                                         GREYLOCK IX GP LIMITED PARTNERSHIP

                                             By: /s/ William W. Helman
                                                --------------------------------
                                                William W. Helman
                                                Co-Managing General Partner

                                         GREYLOCK XI LIMITED PARTNERSHIP

                                         By: Greylock XI GP Limited Partnership
                                             General Partner

                                             By: /s/ William W. Helman
                                                --------------------------------
                                                William W. Helman
                                                Co-Managing General Partner

                                         GREYLOCK XI-A LIMITED PARTNERSHIP

                                         By: Greylock XI GP Limited Partnership
                                             General Partner

                                             By: /s/ William W. Helman
                                                --------------------------------
                                                William W. Helman
                                                Co-Managing General Partner

                                         GREYLOCK XI GP LIMITED PARTNERSHIP

                                             By: /s/ William W. Helman
                                                --------------------------------
                                                William W. Helman
                                                Co-Managing General Partner

                                             By: /s/ Aneel Bhusri
                                                --------------------------------
                                                Aneel Bhusri
                                                Co-Managing General Partner

                                         /s/ William W. Helman
                                         ---------------------------------------
                                         William W. Helman

                                         /s/ William S. Kaiser
                                         ---------------------------------------
                                         William S. Kaiser

                                         /s/ Aneel Bhusri
                                         ---------------------------------------
                                         Aneel Bhusri

                              Page 13 of 14 pages